EXHIBIT 5.1

                                                     [LOGO] DORSEY
                                                            DORSEY & WHITNEY LLP

May 18, 2004


Alfacell Corporation
225 Belleville Avenue
Bloomfield, New Jersey 07003

      Re:   Registration Statement on Form S-1

Ladies and Gentlemen:


      This opinion supersedes the opinion filed as exhibit 5.1 to the registration statement on Form S-1 (File No. 333-112865) (the "Registration Statement") filed by Alfacell Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on February 17, 2004.

      We have acted as counsel to the Company, in connection with the Registration Statement filed by the Company under the Securities Act of 1933, as amended (the "Act"), relating to the registration of an aggregate 3,065,762 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), consisting of: (i) 1,604,990 outstanding shares of Common Stock (the "Outstanding Shares") and (ii) 1,460,772 shares of Common Stock issuable upon the exercise of warrants (the "Warrants").


      As such counsel, we have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed relevant and necessary to form a basis for the opinions hereinafter expressed. In conducting such examination, we have assumed (i) that all signatures are genuine, (ii) that all documents and instruments submitted to us as copies conform with the originals, and (iii) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company and certificates of public officials and have not independently verified such facts.

      Based solely upon the foregoing, it is our opinion that:

      1. The Outstanding Shares to be sold by the shareholders as described in the Registration Statement have been validly issued and are fully paid and non-assessable.

      2. The shares of Common Stock issuable upon the exercise of the Warrants have been duly authorized and reserved and, when issued in accordance with the respective terms of the Warrants against payment therefore, will be validly issued, fully paid and non-assessable.

      Our opinion expressed above is limited to the laws of the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement relating to the registration of the Common Stock. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                               Very truly yours,


                                               /s/ Dorsey & Whitney LLP
                                               Dorsey & Whitney LLP